EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Archer Daniels Midland Company for the registration of $1,150,000,000 of 0.875% Convertible Senior Notes due 2014 and 26,259,445 shares of its common stock and to the incorporation by reference therein of our reports dated August 24, 2007, with respect to the consolidated financial statements and schedule of Archer Daniels Midland Company, Archer Daniels Midland Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Archer Daniels Midland Company, included in its Annual Report (Form 10-K) for the year ended June 30, 2007 and the related financial statement schedule of Archer Daniels Midland Company included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
August 24, 2007